UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported):  June 26, 2007
PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code:
(440) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.
     On June 26, 2007, PolyOne Corporation (the “Company”), entered into the Second Amended and Restated Receivables Purchase Agreement (the “Second Amended Receivables Purchase Agreement”) among the Company, as servicer, PolyOne Funding Corporation (“PFC”), as seller, Citicorp USA, Inc., as agent, National City Business Credit, Inc., as syndication agent, and the banks and other financial institutions party thereto, as initial purchasers, which amends and restates the Amended and Restated Receivables Purchase Agreement, dated as of July 26, 2005, among the Company, as servicer, PFC, as seller, Citicorp USA, Inc., as agent, National City Business Credit, Inc., as syndication agent, and the banks and other financial institutions party thereto, as initial purchasers (the “Prior Agreement”), which governs the Company’s receivables sale facility described below. The Second Amended Receivables Purchase Agreement amends the Prior Agreement to, among other things, extend the expiration date of the receivables sale facility to June 2012, reduce the cost of utilizing the receivables sale facility and modify certain financial covenants. The Prior Agreement limited the amount of all Restricted Payments (as defined in the Prior Agreement) made by the Company during a fiscal year to $10,000,000. This threshold was raised to $20,000,000 in the Second Amended Receivables Purchase Agreement. The Prior Agreement required the Company to maintain Total Excess Availability (as defined in the Prior Agreement) to be not less than $100,000,000 for the previous calendar month for the Company to prepay certain debt. This threshold was lowered to $60,000,000 in the Second Amended Receivables Purchase Agreement.
     On June 26, 2007, the Company also entered into the Second Amended and Restated Receivables Sale Agreement (the “Second Amended Receivables Sale Agreement”) between the Company, as seller and buyer’s servicer and PFC, as the buyer, which amends and restates the Amended and Restated Receivables Sale Agreement, dated as of July 26, 2005, among the Company, as a seller and buyer’s servicer, PolyOne Engineered Films, Inc. (“PEFI”), as a seller, and PFC as buyer (the “Prior Receivables Sale Agreement”). The Second Amended Receivables Sale Agreement amended the Prior Receivables Sale Agreement to remove PEFI as a seller under the Prior Receivables Sale Agreement due to the sale of PEFI in February 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: June 28, 2007

POLYONE CORPORATION

By		/s/ W. David Wilson

	Name:	W. David Wilson
	Title:	Senior Vice President and Chief Financial Officer